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PRICING SUPPLEMENT NO. 255 DATED                         Filed Pursuant to
SEPTEMBER 14, 2000 TO PROSPECTUS DATED                   Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                      File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth
& Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:      $1,018,000.00
Original Issue Date
  (Settlement Date):             September 19, 2000
Stated Maturity Date:            September 15, 2003
Issue Price to Public:           100.00% of Principal Amount
Interest Rate:                   8.000% Per Annum
Interest Payment Dates:          March 15 and September 15
                                 and Semi-Annually
                                 Thereafter Commencing
                                 March 15, 2001

Survivor's Option:               [ X ] Yes      [   ] No
Optional Redemption:             [   ] Yes      [ X ] No

                                 Principal Amount of Notes
      Agent                      Solicited by Each Agent

First of Michigan Corporation    $  255,000.00
Prudential Securities
  Incorporated                   $  339,000.00
J.J.B. Hilliard, W.L. Lyons, Inc $  242,000.00
Raymond James & Associates, Inc  $  - 0 -
J.W. Korth & Company             $  182,000.00
      Total                      $1,018,000.00

                                 Per Note Sold by
                                 Agents To Public         Total

Issue Price:                     $  1,000.00        $1,018,000.00
Agent's Discount or Commission:  $      5.00        $    5,090.00
Maximum Dealer's Discount or
  Selling Concession:            $      8.50        $    8,653.00
Proceeds to the Company:         $    986.50        $1,004,257.00

CUSIP Number:  12589Q4F0